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                                            Exhibit 21

                  OWENS & MINOR, INC. AND SUBSIDIARIES
                       SUBSIDIARIES OF REGISTRANT


    Subsidiary                               State of Incorporation
    Owens & Minor Medical, Inc.              Virginia

    Stuart Medical, Inc.                     Pennsylvania

    Owens & Minor West, Inc.                 California
     (formerly known as National Healthcare
      and Hospital Supply Corporation)

    National Medical Supply Corporation      Delaware

    Koley's Medical Supply, Inc.             Nebraska

    Lyons Physician Supply Company           Ohio

    A. Kuhlman & Co.                         Michigan